Exhibit 10.2
AMENDMENT TO THE
MONRO MUFFLER BRAKE, INC. 2003 NON-EMPLOYEE DIRECTORS’
STOCK OPTION PLAN
     AMENDMENT to the Monro Muffler Brake, Inc. 2003 Non-Employee Directors’ Stock Option Plan, dated as of this 8th day of June, 2005.
     WHEREAS, Monro Muffler Brake, Inc. (the “Company”) maintains the Monro Muffler Brake, Inc. 2003 Non-Employee Directors’ Stock Option Plan (the “Plan”) to secure for the Company and its shareholders the benefits of the incentive inherent in increased common stock ownership by members of the Company’s Board of Directors (the “Board”) who are not also employees of the Company or any of its subsidiaries (“Non-Employee Directors”);
     WHEREAS, pursuant to Section 7 of the Plan, the Compensation Committee of the Board (the “Committee”) may amend the Plan provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to Non-Employee Directors under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company’s shareholders; and
     WHEREAS, the Committee desires to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan from 90,000 to 140,000.
     NOW, THEREFORE, pursuant to and in exercise of the authority retained by the Committee under Section 7 of the Plan, subject to ratification by the shareholders of the Company, the Plan is hereby amended, effective June 8, 2005, to provide as follows:
3.	The first sentence of Section 3 of the Plan is hereby amended by deleting “90,000” and inserting “140,000” in its place.

4.	The Plan, except as otherwise set forth herein, shall remain in full force and effects in all other respects.
     IN WITNESS WHEREOF, the Committee has caused this Amendment to be executed, to be effective as of the day and year first written above.

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